Exhibit 1.1

SunEdison, Inc.

650,000 Shares

6.75% Series A Perpetual Convertible Preferred Stock

Par Value $.01 Per Share

UNDERWRITING AGREEMENT

August 18, 2015

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

    Incorporated

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Macquarie Capital (USA) Inc.

As Representatives of the Several Underwriters

named in Schedule 1 hereto

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282

c/o Merrill Lynch, Pierce, Fenner & Smith

          Incorporated

One Bryant Park

New York, New York 10036

c/o Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o Macquarie Capital (USA) Inc.

125 West 55th Street

New York, New York 10019

Ladies and Gentlemen:

SunEdison, Inc., a Delaware corporation (the “Company”), hereby confirms its agreement with the several Underwriters named in Schedule 1 hereto (the “Underwriters”), for whom you are acting as representatives (the “Representatives”), as set forth below.

Section 1. The Securities. Subject to the terms and conditions herein contained, the Company proposes to issue and sell to the Underwriters an aggregate of 650,000 shares (collectively, the “Shares”) of 6.75% Series A Perpetual Convertible Preferred Stock, par value $.01 per share, of the Company (the “Convertible Preferred Stock”), convertible into shares of the Company’s common stock, par value $.01 per share (“Common Stock”).

Section 2. Representations and Warranties. As of the Applicable Time and at the Closing Date, the Company represents and warrants to and agrees with each of the Underwriters as follows:

(a) The Company and the transactions contemplated by this Agreement meet the requirements and comply with the conditions for the use of Form S-3. An “automatic shelf registration statement” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Act”), on Form S-3 (File No. 333-191053) in respect of the Shares, including a related base prospectus (the “Base Prospectus”), has been prepared and filed by the Company not earlier than three years prior to the date hereof, in conformity in all material respects with the requirements of the Act and the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) thereunder. Copies of such registration statement, including any amendments thereto, the Base Prospectus, as supplemented by the most recent preliminary prospectus supplement relating to the Shares filed with the Commission pursuant to Rule 424(b) under the Act, and including the documents incorporated in the Base Prospectus by reference (the “Preliminary Prospectus”), and the exhibits and financial statements to such registration statement, in each case as finally amended and revised, have heretofore been made available by the Company to you as the Representatives of the Underwriters. Such registration statement, together with any registration statement filed by the Company pursuant to Rules 413(b) and 462(f) under the Act, is herein referred to as the “Registration Statement,” which shall be deemed to include all information omitted therefrom in reliance upon Rules 430A, 430B or 430C under the Act and contained in the Prospectus referred to below, has become effective under the Act and no post-effective amendment to the Registration Statement has been filed as of the date of this Agreement. “Prospectus” means the prospectus supplement relating to the Shares first filed with the Commission pursuant to and within the time limits described in Rule 424(b) under the Act after the Applicable Time, together with the Base Prospectus. Any reference herein to the Registration Statement, the Base Prospectus, the Preliminary Prospectus or the Prospectus, as the case may be, or to any amendment or supplement to any of the foregoing documents, shall be deemed to refer to and include any documents incorporated by reference therein, and, in the case of any reference herein to the Prospectus, also shall be deemed to include any documents incorporated by reference therein, and any supplements or amendments thereto, filed with the Commission after the date of filing of the Prospectus under Rule 424(b) under the Act, and prior to the termination of the offering of the Shares by the Underwriters.

(b) As of the Applicable Time (as defined below) and as of the Closing Date, as the case may be, neither (i) the General Use Free Writing Prospectus(es) (as defined below) issued at or prior to the Applicable Time, the Statutory Prospectus (as defined below) and the information included on Annex A hereto, all considered together (collectively, the “General Disclosure Package”), nor (ii) any individual Limited Use Free Writing Prospectus (as defined below), when considered together with the General Disclosure Package, included or will include any untrue statement of a material fact or omitted or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representations or warranties as to information contained in or omitted from the General Disclosure Package or any Issuer Free Writing Prospectus, in reliance upon, and in conformity with, written information furnished to the Company by or on behalf of any Underwriter through the Representative, specifically for use therein, it being understood and agreed that the only such information is that described in Section 12 hereof.

As used in this subsection and elsewhere in this Agreement:

“Applicable Time” means 8:00 a.m. (New York time) on the date of this Agreement or such other time as agreed to by the Company and the Representative.

“Effective Date” means any date and time as of which any part of such “automatic shelf registration statement” relating to the Shares became, or is deemed to have become, effective under the Act.

“General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is identified on Annex A hereto.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Act, including without limitation any “free writing prospectus” (as defined in Rule 405 under the Act relating to the Shares that is (i) required to be filed with the Commission by the Company, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) excepted from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Shares or of the offering that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Company’s records pursuant to Rule 433(g).

“Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not a General Use Free Writing Prospectus.

“Renewal Deadline” means the third anniversary of the initial Effective Date of the Registration Statement.

“Statutory Prospectus” means the Preliminary Prospectus in use immediately prior to the Applicable Time, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof.

(c) The Company has been since the time of initial filing of the Registration Statement, continues to be, and will be on the Closing Date, a “well-known seasoned issuer” (as defined in Rule 405) eligible to use Form S-3 for the offering of the Shares on any such time or date.

(d) If immediately prior to the Renewal Deadline, any of the Shares remain unsold by the Underwriters, the Company will prior to the Renewal Deadline file, if it has not already done so and is eligible to do so, a new automatic shelf registration statement relating to the Shares, in a form satisfactory to the Representative. If the Company is no longer eligible to file an automatic shelf registration statement, the Company will prior to the Renewal Deadline, if it has not already done so, file a new shelf registration statement relating to the Shares, in a form reasonably satisfactory to the Representative, and will use its best efforts to cause such registration statement to be declared effective within 180 days after the Renewal Deadline. The Company will take all other action reasonably necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the expired registration statement relating to the Shares. References herein to the Registration Statement shall include such new automatic shelf registration statement or such new shelf registration statement, as the case may be.

(e) The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) objecting to use of the automatic shelf registration statement form. If at any time when Shares remain unsold by the Underwriters the Company receives from the Commission a notice pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Company will (i) promptly notify the Representative, (ii) promptly file a new registration statement or post-effective amendment on the proper form relating to the Shares, in a form reasonably satisfactory to the Representative, (iii) use its best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable, and (iv) promptly notify the Representatives of such effectiveness. The Company will take all other action reasonably necessary or appropriate to permit the public offering and sale of the Shares to continue as contemplated in the registration statement that was the subject of Rule 401(g)(2) notice or for which the Company has otherwise become ineligible. References herein to the Registration Statement shall include such new registration statement or post-effective amendment, as the case may be.

(f) The Company has paid or shall pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1) and otherwise in accordance with Rules 456(b) and 457(r).

(g) The Registration Statement conformed and will conform in all material respects on the Effective Date and on the Closing Date, and any amendment to the Registration Statement filed after the date hereof will conform in all material respects when filed, to the requirements of the Act and the Rules and Regulations. The Preliminary Prospectus conformed, and the Prospectus will conform, in all material respects when filed with the Commission pursuant to Rule 424(b) and on the Closing Date, to the requirements of the Act and the Rules and Regulations. The documents incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus conformed, when filed with the Commission or as amended, in all material respects to the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Act, as applicable, and the rules and regulations of the Commission thereunder.

(h) The Commission has not issued an order preventing or suspending the use of the Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus relating to the proposed offering of the Shares, and no proceeding for that purpose or pursuant to Section 8A of the Act has been instituted or, to the Company’s knowledge, threatened by the Commission. The Registration Statement contains, and the Prospectus and any amendments or supplements thereto will contain, all statements which are required to be stated therein by, and will conform to, the requirements of the Act and the Rules and Regulations, in each case in all material respects. The Registration Statement and any amendments thereto do not contain, and will not contain, any untrue statement of a material fact and do not omit, and will not omit, to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus and any amendments and supplements thereto do not contain, and will not contain, any untrue statement of a material fact; and do not omit, and will not omit, to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to information contained in or omitted from the Registration Statement or the Prospectus, or any such amendment or supplement, in reliance upon and in conformity with information furnished in writing to the Company by or on behalf of any Underwriter through the Representative, specifically for inclusion therein, it being understood and agreed that the only such information is that described in Section 12 hereof.

(i) No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement or the Prospectus, and any preliminary or other prospectus supplement deemed to be a part thereof that has not been superseded or modified.

(j) The Company has not, directly or indirectly, distributed and will not distribute any offering material in connection with the offering and sale of the Shares other than any Preliminary Prospectus, the Prospectus and other materials, if any, permitted under the Act and consistent with Section 4(b) hereof. The Company will file with the Commission all Issuer Free Writing Prospectuses in the time required under Rule 433(d) under the Act.

(k) (A) At the earliest time after the filing of the Registration Statement that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Act) of the Shares and (B) as of the date hereof (with such date being used as the determination date for purposes of this clause (B)), the Company was not and is not an “ineligible issuer” (as defined in Rule 405 under the Act, without taking into account any determination by the Commission pursuant to Rule 405 under the Act that it is not necessary that the Company be considered an ineligible issuer), including, without limitation, for purposes of Rules 164 and 433 under the Act with respect to the offering of the Shares as contemplated by the Registration Statement.

(l) As of the Closing Date, as the case may be, the Company will have the authorized, issued and outstanding capitalization set forth under the heading “Capitalization” in the Registration Statement and the Prospectus (and any similar section or information contained in the General Disclosure Package); all of the outstanding shares of capital stock or other ownership interests of the Company and each of the subsidiaries of the Company as listed in Exhibit 21 to Item 15 of the Company’s Annual Report on Form 10-K filed with the Commission on March 2, 2015 (each, a “Subsidiary” and collectively, the “Subsidiaries”) have been, and as of the Closing Date, as the case may be, will be, duly authorized and validly issued, are fully paid and, with respect to shares of capital stock, nonassessable and were not issued in violation of any preemptive or similar rights; the Shares have been duly and validly authorized and, when issued and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid and nonassessable and will conform to the description of the Shares contained in the Registration Statement, the General Disclosure Package and the Prospectus, and the issuance of such Shares will not be subject to any preemptive or similar rights; the shares of Common Stock initially issuable upon conversion of the Shares will have been duly and validly authorized and reserved for issuance and, when issued and delivered upon the conversion of the Shares, will be duly and validly issued, fully paid and nonassessable and will conform to the description of the Common Stock of the Company contained in the Registration Statement, the General Disclosure Package and the Prospectus, and the issuance of such shares of Common Stock will not be subject to any preemptive or similar rights; other than as described in the Registration Statement, the General Disclosure Package or the Prospectus, all of the outstanding shares of capital stock of the Company and of each of the Subsidiaries will be free and clear of all liens, encumbrances, equities and claims or restrictions on transferability (other than those imposed by the Act and the securities or “Blue Sky” laws of certain jurisdictions) or voting. Except as set forth in the Registration Statement, the General Disclosure Package or the Prospectus and other than grants of equity-based awards pursuant to the Company’s equity incentive and employee benefit plans (including employee stock purchase plans), there are no (i) options, warrants or other rights to purchase, (ii) agreements or other obligations to issue or (iii) other rights to convert any obligation into, or exchange any securities for, shares of capital stock of or ownership interests in the Company or any of the Subsidiaries outstanding. Except for the Subsidiaries or as disclosed in the Registration Statement, the General Disclosure Package or the Prospectus, the Company does not own, directly or indirectly, any shares of capital stock or any other equity or long-term debt securities or have any equity interest in any firm, partnership, joint venture or other entity.

(m) Each of the Company and the Subsidiaries is duly incorporated, validly existing and in good standing under the laws of its respective jurisdiction of incorporation and has all requisite corporate power and authority to own its properties and conduct its business as now conducted and as described in the Registration Statement, the General Disclosure Package and the Prospectus; each of the Company and the Subsidiaries is duly qualified to do business in all other jurisdictions where the ownership or leasing of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Company and the subsidiaries, taken as a whole (the occurrence of any such effect, a “Material Adverse Effect”).

(n) The Company has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. This Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company. This Agreement has been duly executed and delivered by the Company.

(o) No consent, approval, authorization or order of any court or governmental agency or body, or third party is required for the issuance and sale by the Company of the Shares to the Underwriters, the issue of the Common Stock upon conversion of the Shares or the consummation by the Company of the other transactions contemplated hereby, except such as have been obtained and such as may be required under state securities or “Blue Sky” laws in connection with the purchase and resale of the Shares by the Underwriters. None of the Company or the Subsidiaries is (i) in violation of its certificate of incorporation or bylaws (or similar organizational document), (ii) in breach or violation of any statute, judgment, decree, order, rule or regulation applicable to any of them or any of their respective properties or assets, except for any such breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect, or (iii) in breach of or default under (nor has any event occurred that, with notice or passage of time or both, would constitute a default under) or in violation of any of the terms or provisions of any indenture, mortgage, deed of trust, loan agreement, note, lease, license, franchise agreement, permit, certificate, contract or other agreement or instrument to which any of them is a party or to which any of them or their respective properties or assets is subject (collectively, “Contracts”), except for any such breach, default, violation or event that would not, individually or in the aggregate, have a Material Adverse Effect.

(p) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby (including, without limitation, the issuance and sale of the Shares to the Underwriters and the issuance of the Common Stock upon conversion of the Shares) will not conflict with or constitute or result in a breach of or a default under (or an event that with notice or passage of time or both would constitute a default under) or violation of any of (i) the terms or provisions of any Contract, except for any such conflict, breach, violation, default or event that would not, individually or in the aggregate, have a Material Adverse Effect, (ii) the certificate of incorporation or bylaws (or similar organizational document) of the Company or any of the Subsidiaries or (iii) (assuming compliance with all applicable state securities or “Blue Sky” laws) any statute, judgment, decree, order, rule or regulation applicable to the Company or any of the Subsidiaries or any of their respective properties or assets, except for any such conflict, breach or violation that would not, individually or in the aggregate, have a Material Adverse Effect.

(q) The audited consolidated financial statements of the Company and the Subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the financial position, results of operations and cash flows of the Company and the Subsidiaries at the dates and for the periods to which they relate and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis, except as otherwise stated therein. The summary and selected financial and statistical data included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly in all material respects the information shown therein and have been prepared and compiled on a basis consistent with the audited financial statements included therein, except as otherwise stated therein. KPMG LLP (the “Independent Accountants”) is an independent public accounting firm within the meaning of the Act and the rules and regulations promulgated thereunder.

(r) There is not pending or, to the knowledge of the Company, threatened any action, suit, proceeding, inquiry or investigation to which the Company or any of the Subsidiaries is a party, or to which the property or assets of the Company or any of the Subsidiaries are subject, before or brought by any court, arbitrator or governmental agency or body that would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge the issuance or sale of the Shares to be sold hereunder or the consummation of the other transactions described in the Registration Statement, the General Disclosure Package or the Prospectus.

(s) Each of the Company and the Subsidiaries possesses all licenses, permits, certificates, consents, orders, approvals and other authorizations from, and has made all declarations and filings with, all federal, state, local and other governmental authorities, all self-regulatory organizations and all courts and other tribunals, presently required or necessary to own or lease, as the case may be, and to operate its respective properties and to carry on its respective businesses as now or proposed to be conducted as set forth in the Registration Statement, the General Disclosure Package and the Prospectus (“Permits”), except where the failure to obtain such Permits would not, individually or in the aggregate, have a Material Adverse Effect; each of the Company and the Subsidiaries has fulfilled and performed all of its obligations with respect to such Permits and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or results in any other material impairment of the rights of the holder of any such Permit; and none of the Company or the Subsidiaries has received any notice of any proceeding relating to revocation or modification of any such Permit, except as described in the Registration Statement, the General Disclosure Package and the Prospectus and except where such revocation or modification would not, individually or in the aggregate, have a Material Adverse Effect.

(t) Since the date of the most recent financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, except as described therein, (i) none of the Company or the Subsidiaries has incurred any liabilities or obligations, direct or contingent, or entered into or agreed to enter into any transactions or contracts (written or oral) not in the ordinary course of business, which liabilities, obligations, transactions or contracts would, individually or in the aggregate, be material to the general affairs, management, business, condition (financial or otherwise), prospects or results of operations of the Companies and the Subsidiaries, taken as a whole, (ii) none of the Company or the Subsidiaries has purchased any of its outstanding capital stock, nor declared, paid or otherwise made any dividend or distribution of any kind on its capital stock (other than with respect to any of such Subsidiaries, the purchase of, or dividend or distribution on, capital stock owned by the Company) and (iii) there shall not have been any change in the capital stock or long-term indebtedness of the Company or the Subsidiaries.

(u) Each of the Company and the Subsidiaries has filed all necessary federal, state and foreign income and franchise tax returns, except where the failure to so file such returns would not, individually or in the aggregate, have a Material Adverse Effect, and has paid all taxes shown as due thereon; and other than tax deficiencies that the Company or any Subsidiary is contesting in good faith and for which the Company or such Subsidiary has provided adequate reserves, there is no tax deficiency that has been asserted against the Company or any of the Subsidiaries that would have, individually or in the aggregate, a Material Adverse Effect.

(v) Nothing has come to the attention of the Company that has caused the Company to believe that the statistical and market-related data included in the Registration Statement, the General Disclosure Package and the Prospectus are based on or derived from sources that are not reliable and accurate in all material respects.

(w) Each of the Company and the Subsidiaries has good and marketable title to all real property and good title to all personal property described in the Registration Statement, the General Disclosure Package and the Prospectus as being owned by it and good and marketable title to a leasehold estate in the real and personal property described in the Registration Statement, the General Disclosure Package and the Prospectus as being leased by it free and clear of all liens, charges, encumbrances or restrictions, except as described in the Registration Statement, the General Disclosure Package and the Prospectus or to the extent the failure to have such title or the existence of such liens, charges, encumbrances or restrictions would not, individually or in the aggregate, have a Material Adverse Effect. The Company and the Subsidiaries own or possess, or can obtain on reasonable terms, adequate licenses or other rights to use all patents, trademarks, service marks, trade names, copyrights and know-how necessary to conduct the businesses in all material respects now or proposed to be operated by them as described in the Registration Statement, the General Disclosure Package and the Prospectus, and, except as described in the Registration Statement, the General Disclosure Package and the Prospectus, none of the Company or the Subsidiaries has received any notice of infringement of or conflict with (or knows of any such infringement of or conflict with) asserted rights of others with respect to any patents, trademarks, service marks, trade names, copyrights or know-how that, if such assertion of infringement or conflict were sustained, would have a Material Adverse Effect.

(x) There are no legal or governmental proceedings involving or affecting the Company or any Subsidiary or any of their respective properties or assets that would be required to be described in a prospectus pursuant to the Act that are not described in the Prospectus. There are no contracts or other documents that would be required under the Act to be filed as exhibits to the Registration Statement or described in the Registration Statement, the General Disclosure Package or the Prospectus that are not so filed as exhibits to the Registration Statement or described in the Registration Statement, the General Disclosure Package or the Prospectus.

(y) Except as would not, individually or in the aggregate, have a Material Adverse Effect (A) each of the Company and the Subsidiaries is in compliance with and not subject to liability under applicable Environmental Laws (as defined below), (B) each of the Company and the Subsidiaries has made all filings and provided all notices required under any applicable Environmental Law, and has and is in compliance with all Permits required under any applicable Environmental Laws and each of them is in full force and effect, (C) there is no civil, criminal or administrative action, suit, demand, claim, hearing, notice of violation, investigation, proceeding, notice or demand letter or request for information pending or, to the knowledge of the Company or any of the Subsidiaries, threatened against the Company or any of the

Subsidiaries under any Environmental Law, (D) no lien, charge, encumbrance or restriction has been recorded under any Environmental Law with respect to any assets, facility or property owned, operated, leased or controlled by the Company or any of the Subsidiaries, (E) none of the Company or the Subsidiaries has received notice that it has been identified as a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (“CERCLA”), or any comparable state law and (F) no property or facility of the Company or any of the Subsidiaries is (i) listed or proposed for listing on the National Priorities List under CERCLA or is (ii) listed in the Comprehensive Environmental Response, Compensation, Liability Information System List promulgated pursuant to CERCLA, or on any comparable list maintained by any state or local governmental authority.

For purposes of this Agreement, “Environmental Laws” means the common law and all applicable federal, state and local laws or regulations, codes, orders, decrees, judgments or injunctions issued, promulgated, approved or entered thereunder, relating to pollution or protection of public or employee health and safety or the environment, including, without limitation, laws relating to (i) emissions, discharges, releases or threatened releases of hazardous materials into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), (ii) the manufacture, processing, distribution, use, generation, treatment, storage, disposal, transport or handling of hazardous materials, and (iii) underground and above ground storage tanks and related piping, and emissions, discharges, releases or threatened releases therefrom.

(z) There is no strike, labor dispute, slowdown or work stoppage with the employees of the Company or any of the Subsidiaries that is pending or, to the knowledge of the Company or any of the Subsidiaries, threatened.

(aa) Each of the Company and the Subsidiaries carries insurance in such amounts and covering such risks as is adequate for the conduct of its business and the value of its properties.

(bb) None of the Company or the Subsidiaries has any material liability for any prohibited transaction or funding deficiency or any complete or partial withdrawal liability with respect to any pension, profit sharing or other plan that is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), to which the Company or any of the Subsidiaries makes or ever has made a contribution and in which any employee of the Company or of any Subsidiary is or has ever been a participant. With respect to such plans, the Company and each Subsidiary is in compliance in all material respects with all applicable provisions of ERISA.

(cc) Each of the Company and the Subsidiaries (i) makes and keeps accurate books and records and (ii) maintains internal accounting controls that provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements and to maintain accountability for its assets, (C) access to its assets is permitted only in accordance with management’s authorization and (D) the reported accountability for its assets is compared with existing assets at reasonable intervals. The Company and the Subsidiaries maintain a system of

“internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that comply with the requirements of the Exchange Act and has been designed by, or under the supervision of, the Company’s management to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles, including, but not limited to, internal accounting controls sufficient to provide reasonable assurance that the interactive data in eXtensible Business Reporting Language incorporated by reference in the Registration Statement fairly present the information called for in all material respects and are prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(dd) The Company and the Subsidiaries maintain an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that is designed to ensure that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Commission’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and the Subsidiaries have carried out evaluations, with the participation of management, of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

(ee) The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ff) None of the Company or the Subsidiaries will be an “investment company” or “promoter” or “principal underwriter” for an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

(gg) None of the Company or the Subsidiaries has taken, nor will any of them take, directly or indirectly, any action designed to, or that might be reasonably expected to, cause or result in stabilization or manipulation of the price of the Shares.

(hh) Neither the Company nor any of the Subsidiaries nor, to the best knowledge of the Company, any director, officer, agent, employee, Affiliate or other person associated with or acting on behalf of the Company or any of the Subsidiaries has (i) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expense relating to political activity, (ii) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (iii) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”) or (iv) made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment. To the knowledge of the Company, its Affiliates have conducted their businesses on behalf of the Company in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(ii) The operations of the Company and the Subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of the Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

(jj) Neither the Company nor any of the Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or Affiliate of the Company or any of the Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of Commerce, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (“Sanctions”); and the Company will not directly or indirectly use the proceeds of the offering contemplated hereby, (i) or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an underwriter, advisor, investor or otherwise) of Sanctions.

Any certificate signed by any officer of the Company or any Subsidiary and delivered to any Underwriter or to counsel for the Underwriters shall be deemed a joint and several representation and warranty by the Company and each of the Subsidiaries to each Underwriter as to the matters covered thereby.

Section 3. Purchase, Sale and Delivery of the Shares. On the basis of the representations, warranties, agreements and covenants herein contained and subject to the terms and conditions herein set forth, the Company agrees to issue and sell to the several Underwriters, and each Underwriter, acting severally and not jointly, agree to purchase the Shares in the respective amounts set forth on Schedule 1 hereto from the Company at $964 per share.

The Shares to be purchased by the Underwriters hereunder will be represented by one or more definitive global certificates in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian. The Company will deliver the Shares to the Representatives for the account of each Underwriter, against payment by or on behalf of the Underwriters of the purchase price therefor by wire transfer (same day funds) to such account or accounts as the Company shall specify prior to the Closing Date, or by such means as the parties hereto shall agree prior to the such date, by causing DTC to credit the Shares to the account of Goldman, Sachs & Co. at DTC. Such delivery of and payment for the Shares shall be made at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 at 10:00 A.M., New York time, on August 21, 2015, or at such other place, time or date as the Representatives and the Company may agree upon, such time and date of delivery against payment being herein referred to as the “Closing Date.”

Section 4. Offering by the Underwriters. It is understood that the several Underwriters are to make a public offering of the Shares as soon as the Representatives deems it advisable to do so. The Shares are to be initially offered to the public at the initial public offering price set forth in the Prospectus. The Representatives may from time to time thereafter change the public offering price and other selling terms.

Section 5. Covenants of the Company. The Company covenants and agrees with each of the Underwriters as follows:

(a) The Company (i) has filed the Statutory Prospectus and will file the Prospectus, in a form approved by the Representative, with the Commission pursuant to and in accordance with Rule 424(b) not later than the second business day following the earlier of the date such Statutory Prospectus or Prospectus is first used or the execution and delivery of this Agreement, (ii) not file any amendment to the Registration Statement or distribute an amendment or supplement to the General Disclosure Package or the Prospectus of which the Representatives shall not previously have been advised and furnished with a copy or to which the Representatives shall have reasonably objected in writing or which is not in compliance with the Rules and Regulations and (iii) file on a timely basis all reports and any definitive proxy or information statements required to be filed by the Company with the Commission subsequent to the date of the Prospectus and prior to the termination of the offering of the Shares by the Underwriters.

(b) The Company will (i) not make any offer relating to the Shares that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the Act) required to be filed by the Company with the Commission under Rule 433 under the Act unless the Representatives approves its use in writing prior to first use (such approval not to be unreasonably withheld) (each, a “Permitted Free Writing Prospectus”); provided that the prior written consent of the Representatives hereto shall be deemed to have been given in respect of the Issuer Free Writing Prospectus(es) included on Annex A hereto, (ii) treat each Permitted Free Writing Prospectus as an Issuer Free Writing Prospectus, (iii) comply with the requirements of Rules 164 and 433 under the Act applicable to any Issuer Free Writing Prospectus, including the requirements relating to timely filing with the Commission, legending and record keeping, and (iv) not take any action that would result in an Underwriter or the Company being required to file with the Commission pursuant to Rule 433(d) under the Act a free writing prospectus prepared by or on behalf of such Underwriter that such Underwriter otherwise would not have been required to file thereunder. The Company will satisfy the conditions in Rule 433 under the Act to avoid a requirement to file with the Commission any electronic road show.

(c) The Company will advise the Representatives as promptly as practicable (A) of receipt of any comments from the Commission, (B) when any supplement to the Prospectus, any Issuer Free Writing Prospectus or any amendment to the Prospectus has been filed, (C) of any request of the Commission for amendment of the Registration Statement or for supplement to the General Disclosure Package or the Prospectus or for any additional information, (D) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any order preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus, or of the institution of any proceedings for that purpose or pursuant to Section 8A of the Act, (E) of the occurrence of any event or development within the Prospectus Delivery Period as a result of which the Prospectus, the General Disclosure

Package or any Issuer Free Writing Prospectus as then amended or supplemented would include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing when the Prospectus, the General Disclosure Package or any such Issuer Free Writing Prospectus is delivered to a purchaser, not misleading, and (F) of the receipt by the Company of any notice with respect to any suspension of the qualification of the Shares for offer and sale in any jurisdiction or the initiation or, to the knowledge of the Company, threatening of any proceeding for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any order referred to in clause (D) or (F) of this paragraph and to obtain as soon as practicable the lifting thereof, if issued.

(d) The Company will cooperate with the Representatives in arranging for the qualification of the Shares for offering and sale under the securities or “Blue Sky” laws of which jurisdictions as the Representatives may designate and will continue such qualifications in effect for as long as may be necessary to complete the resale of the Shares; provided, however, that in connection therewith, the Company shall not be required to qualify as a foreign corporation or to execute a general consent to service of process in any jurisdiction or subject itself to taxation in excess of a nominal dollar amount in any such jurisdiction where it is not then so subject.

(e) The Company will deliver to, or upon the order of, the Representative, from time to time, as many copies of any Preliminary Prospectus as the Representatives may reasonably request. The Company will deliver to, or upon the order of, the Representative, from time to time, as many copies of any Issuer Free Writing Prospectus as the Representatives may reasonably request. The Company will deliver to, or upon the order of, the Representatives during the period when delivery of a Prospectus (or, in lieu thereof, the notice referred to under Rule 173(a) under the Act) (the “Prospectus Delivery Period”) is required under the Act, as many copies of the Prospectus in final form, or as thereafter amended or supplemented, as the Representatives may reasonably request. If requested, the Company will deliver to the Representatives at or before the Closing Date, two signed copies of the Registration Statement and all amendments thereto including all exhibits filed therewith, and will deliver to the Representatives such number of copies of the Registration Statement (including such number of copies of the exhibits filed therewith that may reasonably be requested), and of all amendments thereto, as the Representatives may reasonably request.

(f) The Company will comply with the Act and the Rules and Regulations, and the Exchange Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the distribution of the Shares as contemplated in this Agreement and the Prospectus. If during the period in which a prospectus (or, in lieu thereof, the notice referred to under Rule 173(a) under the Act) is required by law to be delivered by an Underwriter or dealer, any event or development shall occur as a result of which, in the judgment of the Company or in the reasonable opinion of the Underwriters, it becomes necessary to amend or supplement the Prospectus in order to make the statements therein, in the light of the circumstances existing at the time the Prospectus is delivered to a purchaser, not misleading, or, if it is necessary at any time to amend or supplement the Prospectus to comply with any law, the Company as promptly as practicable will prepare and file with the Commission an appropriate supplement to the Prospectus so that the Prospectus as so supplemented will not, in the light of the circumstances when it is so delivered, be misleading, or so that the Prospectus will comply with the law.

(g) If the General Disclosure Package is being used to solicit offers to buy the Shares at a time when the Prospectus is not yet available to prospective purchasers and any event or development shall occur or condition shall exist as a result of which, in the judgment of the Company or in the reasonable opinion of the Underwriters, it becomes necessary to amend or supplement the General Disclosure Package in order to make the statements therein, in the light of the circumstances, not misleading, or to make the statements therein not conflict with the information contained in the Registration Statement or Preliminary Prospectus then on file, or if it is necessary at any time to amend or supplement the General Disclosure Package to comply with any law, the Company as promptly as practicable will prepare, file with the Commission (if required) and furnish to the Underwriters and any dealers an appropriate amendment or supplement to the General Disclosure Package so that the General Disclosure Package as so amended or supplemented will not, in the light of the circumstances, be misleading or conflict with the Registration Statement then on file, or so that the General Disclosure Package will comply with law.

(h) The Company will apply the net proceeds of its sale of the Shares as set forth under “Use of Proceeds” in the General Disclosure Package and the Prospectus.

(i) No offering, pledge, sale, contract to sell, short sale or other disposition of any shares of Convertible Preferred Stock, Common Stock of the Company or other securities convertible into or exchangeable or exercisable for shares of Common Stock or derivative of Common Stock (or agreement for such) will be made for a period of 45 days after the date of the Prospectus, directly or indirectly, by the Company otherwise than hereunder or with the prior written consent of the Representative. The restrictions contained in the foregoing sentence shall not apply to (A) the issuance of shares of Common Stock upon exercise, conversion, settlement or vesting of any outstanding warrants, stock options, restricted stock units or other derivative securities or stock-based awards granted pursuant to the Company’s equity incentive and employee benefit plans (including employee stock purchase plans) disclosed in the Prospectus, (B) the issuance of shares of, or options to purchase shares of, Common Stock, or the grant of other equity-based awards (including any securities convertible into shares of Common Stock), pursuant to the Company’s equity incentive and employee benefit plans (including employee stock purchase plans) disclosed in the Prospectus, (C) the filing of any registration statement on Form S-8 with respect to the Company’s equity incentive and employee benefit plans (including employee stock purchase plans) disclosed in the Prospectus, (D) the issuance of shares of Common Stock or other securities (including securities convertible into or exchangeable or exercisable for shares of Common Stock or other securities) in connection with the acquisition by the Company or any of the Subsidiaries of the securities, business, properties or other assets of another person or entity or pursuant to any employee benefit plan assumed by the Company or any of the Subsidiaries in connection with any such acquisition, or (E) the issuance of shares of Common Stock or other securities (including securities convertible into or exchangeable or exercisable for shares of Common Stock or other securities) in connection with joint ventures, commercial relationships or other strategic transactions; provided, however, that, in the case of clauses (D) and (E), the aggregate number of shares issued in all such acquisitions (other than the acquisitions disclosed in the Prospectus under the heading “Summary—Recent Developments” to the extent consummated on the terms described thereunder) and transactions does not exceed 10% of the outstanding Common Stock as of the date of the Prospectus. For the avoidance of doubt, the foregoing shall in no way restrict a subsidiary of the Company from registering, selling or otherwise disposing of any of its common stock, including shares of common stock of such subsidiary owned by the Company.

(j) The Company will make generally available to its security holders, as soon as it is practicable to do so, but in any event not later than 15 months after the Effective Date, an earnings statement (which need not be audited) satisfying the requirements of Section 11(a) of the Act and Rule 158 under the Act and will advise you in writing when such statement has been so made available.

Section 6. Expenses. The Company agrees to pay all costs and expenses incident to the performance of its obligations under this Agreement, whether or not the transactions contemplated herein are consummated or this Agreement is terminated pursuant to Section 11 hereof, including all costs and expenses incident to (i) the printing, word processing or other production of documents with respect to the transactions contemplated hereby, including any costs of printing the Registration Statement, Preliminary Prospectuses, the Issuer Free Writing Prospectuses, the Prospectus and any amendment or supplement thereto, and any “Blue Sky” memoranda, (ii) all arrangements relating to the delivery to the Underwriters of copies of the foregoing documents, (iii) the fees and disbursements of the counsel (including local and special counsel), the accountants and any other experts or advisors retained by the Company, (iv) preparation (including printing), authentication, issuance and delivery to the Underwriters of the Shares, (v) the filing fees of the Commission; (vi) the qualification of the Shares under state securities and “Blue Sky” laws, including filing fees and fees and disbursements of counsel for the Underwriters relating thereto and in connection with the preparation of any “Blue Sky” memoranda and any supplements thereto, (vii) expenses in connection with the “roadshow” and any other meetings with prospective investors in the Shares (except roadshow expenses incurred by the Underwriters), (viii) any stamp or transfer taxes in connection with the original issuance, sale and initial resale of the Shares and (ix) all other costs and expenses incident to the performance by the Company of its obligations hereunder. If the sale of the Shares provided for herein is not consummated because any condition to the obligations of the Underwriters set forth in Section 7 hereof is not satisfied, because this Agreement is terminated pursuant to Section 11(a)(i) or because of any failure, refusal or inability on the part of the Company to perform all obligations and satisfy all conditions on their part to be performed or satisfied hereunder (other than solely by reason of a default by the Underwriters of their obligations hereunder after all conditions hereunder have been satisfied in accordance herewith), the Company agrees to promptly reimburse the Underwriters upon demand for reasonable out-of-pocket expenses (including reasonable and documented fees, disbursements and charges of Latham & Watkins LLP, counsel for the Underwriters) that shall have been incurred by the Underwriters in connection with the proposed purchase and sale of the Shares.

Section 7. Conditions of the Underwriters’ Obligations. The obligation of the Underwriters to purchase and pay for the Shares shall, in the Representative’s sole discretion, be subject to the satisfaction or waiver of the following conditions on or prior to the Closing Date:

(a) The Registration Statement and all post-effective amendments thereto shall be effective and the Prospectus and each Issuer Free Writing Prospectus required shall have been filed as required by Rules 424, 430A, 430B, 430C or 433 under the Act, as applicable, within the time period prescribed by, and in compliance with, the Rules and Regulations, and any request of the Commission for additional information (to be included in the Registration Statement or otherwise)

shall have been disclosed to the Representatives and complied with to its reasonable satisfaction. No stop order suspending the effectiveness of the Registration Statement, as amended from time to time, shall have been issued and no proceedings for that purpose or pursuant to Section 8A under the Act shall have been taken or, to the knowledge of the Company, shall be contemplated or threatened by the Commission and no injunction, restraining order or order of any nature by a federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance of the Shares.

(b) On the Closing Date, the Underwriters shall have received the opinion, dated as of such Closing Date and addressed to the Underwriters, of Skadden, Arps, Slate, Meagher & Flom LLP, counsel for the Company, substantially in the form as agreed on the date hereof.

(c) On the Closing Date, the Underwriters shall have received the opinion, in form and substance satisfactory to the Underwriters, dated as of such Closing Date, and addressed to the Underwriters, of Latham & Watkins LLP, counsel for the Underwriters, with respect to certain legal matters relating to this Agreement and such other related matters as the Representatives may reasonably require. In rendering such opinion, Latham & Watkins LLP shall have received and may rely upon such certificates and other documents and information as it may reasonably request to pass upon such matters.

(d) On the date hereof, the Underwriters shall have received from the Independent Accountants a comfort letter dated the date hereof, in form and substance satisfactory to counsel for the Underwriters with respect to the audited and any unaudited or pro forma financial information included or incorporated by reference in the General Disclosure Package. On the Closing Date, the Underwriters shall have received from the Independent Accountants a comfort letter dated the Closing Date, as the case may be, in form and substance satisfactory to counsel for the Underwriters, which shall refer to the comfort letter dated the date hereof and reaffirm or update as of a more recent date, the information stated in the comfort letter dated the date hereof and similarly address the audited and any unaudited or pro forma financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus.

(e) The representations and warranties of the Company contained in this Agreement shall be true and correct on and as of the Applicable Time and on and as of the Closing Date as if made on and as of such Closing Date; the statements of the Company’s officers made pursuant to any certificate delivered in accordance with the provisions hereof shall be true and correct on and as of the date made and on and as of such Closing Date; the Company shall have performed all covenants and agreements and satisfied all conditions on their part to be performed or satisfied hereunder at or prior to the Closing Date; and, except as described in the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof), subsequent to the date of the most recent financial statements in such Registration Statement, the General Disclosure Package and the Prospectus, there shall have been no event or development, and no information shall have become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(f) The sale of the Shares hereunder shall not be enjoined (temporarily or permanently) on the Closing Date.

(g) Subsequent to the date of the most recent financial statements in the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof), none of the Company or any of the Subsidiaries shall have sustained any loss or interference with respect to its business or properties from fire, flood, hurricane, accident or other calamity, whether or not covered by insurance, or from any strike, labor dispute, slow down or work stoppage or from any legal or governmental proceeding, order or decree, which loss or interference, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect.

(h) The Underwriters shall have received a certificate of the Company, dated the Closing Date, as the case may be, signed on behalf of the Company by its Chairman of the Board, President or any Senior Vice President and the Chief Financial Officer, to the effect that:

(i) the representations and warranties of the Company contained in this Agreement are true and correct on and as of the Applicable Time and on and as of such Closing Date, and the Company has performed all covenants and agreements and satisfied all conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date;

(ii) at such Closing Date, since the date hereof or since the date of the most recent financial statements in the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto after the date hereof), no event or development has occurred, and no information has become known, that, individually or in the aggregate, has or would be reasonably likely to have a Material Adverse Effect;

(iii) the Registration Statement is effective under the Act and no stop order suspending the effectiveness of the Registration Statement or no order preventing or suspending the use of any Preliminary Prospectus, any Issuer Free Writing Prospectus or the Prospectus has been issued, and no proceedings for such purpose or pursuant to Section 8A of the Act have been taken or are, to his or her knowledge, contemplated or threatened by the Commission; and

(iv) the sale of the Shares hereunder has not been enjoined (temporarily or permanently).

(i) The shares of Common Stock issuable upon conversion of the Shares shall have been duly listed for quotation on the New York Stock Exchange.

(j) The Company shall have caused each executive officer and director of the Company to execute and deliver to the Representative, on or prior to the date of this Agreement, a letter or letters, substantially in the form attached hereto as Annex B (the “Lock-up Agreement”).

On or before the Closing Date, the Underwriters and counsel for the Underwriters shall have received such further documents, opinions, certificates, letters and schedules or instruments relating to the business, corporate, legal and financial affairs of the Company and the Subsidiaries as they shall have heretofore reasonably requested from the Company.

All such documents, opinions, certificates, letters, schedules or instruments delivered pursuant to this Agreement will comply with the provisions hereof only if they are reasonably satisfactory in all material respects to the Underwriters and counsel for the Underwriters. The Company shall furnish to the Underwriters such conformed copies of such documents, opinions, certificates, letters, schedules and instruments in such quantities as the Underwriters shall reasonably request.

Section 8. Default by Underwriters. If on the Closing Date, as the case may be, any Underwriter shall fail to purchase and pay for the portion of the Shares which such Underwriter has agreed to purchase and pay for on such date (otherwise than by reason of any default on the part of the Company), you, as Representatives of the Underwriters, shall use your reasonable best efforts to procure within 36 hours thereafter one or more of the other Underwriters, or any others, to purchase from the Company such amounts as may be agreed upon and upon the terms set forth herein, the Shares which the defaulting Underwriter or Underwriters failed to purchase. If during such 36 hours you, as such Representative, shall not have procured such other Underwriters, or any others, to purchase the Shares agreed to be purchased by the defaulting Underwriter or Underwriters, then (a) if the aggregate number of shares with respect to which such default shall occur does not exceed 10% of the Shares to be purchased on the Closing Date, as the case may be, the other Underwriters shall be obligated, severally, in proportion to the respective numbers of Shares which they are obligated to purchase hereunder, to purchase the Shares which such defaulting Underwriter or Underwriters failed to purchase, or (b) if the aggregate number of shares of Shares with respect to which such default shall occur exceeds 10% of the Shares to be purchased on the Closing Date, as the case may be, the Company or you as the Representatives of the Underwriters will have the right, by written notice given within the next 36-hour period to the parties to this Agreement, to terminate this Agreement without liability on the part of the non-defaulting Underwriters or of the Company except to the extent provided in Sections 6 and 9 hereof. In the event of a default by any Underwriter or Underwriters, as set forth in this Section 8, the Closing Date, as the case may be, may be postponed for such period, not exceeding seven days, as you, as Representative, may determine in order that the required changes in the Registration Statement, the General Disclosure Package or in the Prospectus or in any other documents or arrangements may be effected. The term “Underwriter” includes any person substituted for a defaulting Underwriter. Any action taken under this Section 8 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

Section 9. Indemnification and Contribution. (a) The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees, Affiliates and agents of each Underwriter and each person, if any, who controls any Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other U.S. federal or state statutory law or regulation, at common law or otherwise, insofar as any such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon the following:

(i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto;

(ii) the omission or alleged omission to state, in the Registration Statement or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading; or

(iii) the omission or alleged omission to state, in any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

and will reimburse, as incurred, the Underwriters, the directors, officers, employees, Affiliates and agents of the Underwriters, and each such controlling person for any legal or other expenses incurred by the Underwriters, the directors, officers, employees, Affiliates and agents of the Underwriters, or such controlling person in connection with investigating, defending against or appearing as a third-party witness in connection with any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage, or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information concerning the Underwriters furnished to the Company by the Underwriters specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 12 hereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Company may otherwise have to the indemnified parties. The Company shall not be liable under this Section 9 for any settlement of any claim or action effected without its prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

(b) Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, its directors, its officers who have signed the Registration Statement, and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject under the Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto, (ii) the omission or alleged omission to state, in the Registration Statement or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading, or (iii) the omission or alleged omission to state, in any Preliminary Prospectus, any Issuer Free Writing Prospectus, the Prospectus or any amendment or supplement thereto, a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information concerning such Underwriter, furnished to the Company by the Underwriters specifically for use therein, it being understood and agreed that the only such information furnished by or on behalf of any Underwriter consists of the information described as such in Section 12 hereof; and subject to the limitation set forth immediately preceding this clause, will reimburse, as incurred, any legal or other expenses incurred by the Company or any such director, officer or controlling person in connection with investigating or defending against or appearing as a third party witness in connection with any such loss, claim, damage, liability or action in respect thereof. The indemnity provided for in this Section 9 will be in addition to any liability that the Underwriters may otherwise have to the indemnified parties. The Underwriters shall not be liable under this Section 9 for any settlement of any claim or action effected without their consent, which shall not be unreasonably withheld.

(c) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action for which such indemnified party is entitled to indemnification under this Section 9, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, notify the indemnifying party of the commencement thereof in writing; but the omission to so notify the indemnifying party (i) will not relieve it from any liability under paragraph (a) or (b) above unless and to the extent it did not otherwise learn of such action and such failure results in the forfeiture by the indemnifying party of substantial rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any indemnified party other than the indemnification obligation provided in paragraphs (a) or (b) above. In case any such action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel (including local counsel) satisfactory to such indemnified party; provided, however, that if (i) the use of counsel (including local counsel) chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be one or more legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after receipt by the indemnifying party of notice of the institution of such action, or (iv) the indemnifying party has authorized in writing the employment of counsel for the indemnified party at the expense of the indemnifying party, then, in each such case, the indemnifying party shall not have the right to direct the defense of such action on behalf of such indemnified party or parties and such indemnified party or parties shall have the right to select separate counsel (including local counsel) to defend such action on behalf of such indemnified party or parties. After notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof and approval by such indemnified party of counsel appointed to defend such action, the indemnifying party will not be liable to such indemnified party under this Section 9 for any legal or other expenses, other than reasonable costs of investigation, subsequently incurred by such indemnified party in connection with the defense thereof, unless the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that in connection with such action the indemnifying party shall not be liable for the expenses of more than one separate counsel (in addition to local counsel) in any one action or separate but substantially similar actions in the same jurisdiction arising out of the same general allegations or circumstances, designated by the Underwriters in the case of paragraph (a) of this Section 9 or the Company in the case of paragraph (b) of this Section 9, representing the indemnified parties under such paragraph (a) or paragraph (b), as the case may be, who are parties to such action or actions). All fees and expenses reimbursed pursuant to this paragraph (c) shall be reimbursed as they are incurred. After such notice from the indemnifying party to such indemnified party, the indemnifying party will not be liable for the costs and expenses of any settlement of such action effected by such indemnified party without the prior written consent of the indemnifying party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such indemnified party waived in writing its rights under this Section 9, in which case the indemnified party may effect such a settlement without such consent. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement or compromise of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party, or indemnity could have been sought hereunder by any indemnified party, unless such settlement (A) includes an unconditional written release of the indemnified party, in form and substance reasonably satisfactory to the indemnified party, from all liability on claims that are the subject matter of such proceeding and (B) does not include any statement as to an admission of fault, culpability or failure to act by or on behalf of any indemnified party.

(d) In circumstances in which the indemnity agreement provided for in the preceding paragraphs of this Section 9 is unavailable to, or insufficient to hold harmless, an indemnified party in respect of any losses, claims, damages or liabilities (or actions in respect thereof), each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party on the other from the offering of the Shares or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, not only such relative benefits but also the relative fault of the indemnifying party or parties on the one hand and the indemnified party on the other in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions in respect thereof). The relative benefits received by the Company on the one hand and any Underwriter on the other shall be deemed to be in the same proportion as the total proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by such Underwriters, in each case as set forth in the table on the cover page of the Prospectus. The relative fault of the parties shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company on the one hand, or such Underwriter on the other, the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or alleged statement or omission, and any other equitable considerations appropriate in the circumstances. The Company and the Underwriters agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the first sentence of this paragraph (d). Notwithstanding any other provision of this paragraph (d), no Underwriter shall be obligated to make contributions hereunder that in the aggregate exceed the total discounts, commissions and other compensation received by such Underwriter under this Agreement, less the aggregate amount of any damages that such Underwriter has otherwise been required to pay by reason of the untrue or alleged untrue statements or the omissions or alleged omissions to state a material fact, and no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this paragraph (d), the directors, officers, employees, Affiliates and agents of each Underwriter and each person, if any, who controls an Underwriter within the meaning of Section 15 of the Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Underwriters, and each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act, shall have the same rights to contribution as the Company.

Section 10. Survival Clause. The respective representations, warranties, agreements, covenants, indemnities and other statements of the Company, its officers and the Underwriters set forth in this Agreement or made by or on behalf of them pursuant to this Agreement shall remain in full force and effect, regardless of (i) any investigation made by or on behalf of the Company, any of its officers or directors, the Underwriters, the directors, officers, employees, Affiliates and agents of the Underwriters, or any controlling person referred to in Section 9 hereof and (ii) delivery of and payment for the Shares. The respective agreements, covenants, indemnities and other statements set forth in Sections 6, 9, 10 and 15 hereof shall remain in full force and effect, regardless of any termination or cancellation of this Agreement.

Section 11. Termination. (a) This Agreement may be terminated in the sole discretion of the Representatives by notice to the Company given prior to the Closing Date in the event that the Company shall have failed, refused or been unable to perform all obligations and satisfy all conditions on its part to be performed or satisfied hereunder at or prior thereto or, if at or prior to the Closing Date,

(i) since the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus, a Material Adverse Effect has occurred;

(ii) trading in securities of the Company or in securities generally on the New York Stock Exchange, American Stock Exchange or the NASDAQ Global Market shall have been suspended or materially limited or minimum or maximum prices shall have been established on any such exchange or market;

(iii) a banking moratorium shall have been declared by New York or U.S. authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States;

(iv) there shall have been (A) an outbreak or escalation of hostilities between the United States and any foreign power, or (B) an outbreak or escalation of any other insurrection or armed conflict involving the United States or any other national or international calamity or emergency, or (C) any material change in the financial markets of the United States which, in the case of (A), (B) or (C) above and in the sole judgment of the Representative, makes it impracticable or inadvisable to proceed with the offering or the delivery of the Shares as contemplated by the Registration Statement, the General Disclosure Package and the Prospectus; or

(v) any securities of the Company shall have been downgraded by any nationally recognized statistical rating organization or any such organization shall have publicly announced that it has under surveillance or review, or has changed its outlook with respect to, its ratings of any securities of the Company (other than an announcement with positive implications of a possible upgrading).

(b) Termination of this Agreement pursuant to this Section 11 shall be without liability of any party to any other party except as provided in Section 10 hereof.

Section 12. Information Supplied by the Underwriters. The information set forth in the fourth, fifth and eleventh through fourteenth paragraphs under the heading “Underwriting” in the Prospectus constitutes the only information furnished by the Underwriters to the Company for the purposes of Sections 2(a) and 9 hereof.

Section 13. Notices. All communications hereunder shall be in writing and, if sent to the Underwriters, shall be mailed or delivered to Goldman, Sachs & Co., 200 West Street, New York, New York 10282, Attention: Registration Department (fax: (212) 902-9316), Merrill Lynch, Pierce, Fenner & Smith Incorporated, One Bryant Park, New York, New York 10036, Attention: Syndicate Department (fax: (646) 855-3073), with a copy to ECM Legal (fax: (212) 230-8730), Deutsche Bank Securities Inc., 60 Wall Street, 2nd Floor, New York, New York 10005, Attention: Equity Capital Markets – Syndicate Desk (fax: (212) 797-9344), with a copy to Deutsche Bank Securities Inc., 60 Wall Street, 36th Floor, New York, New York 10005, Attention: General Counsel (fax: (212) 797-4564), Morgan Stanley & Co. LLC, 1585 Broadway, 5th Floor, New York, New York 10036, Attention: Equity Syndicate Desk, with a copy to the Legal Department, J.P. Morgan Securities LLC, 383 Madison Avenue, New York, New York 10179, Attention: Equity Syndicate Desk (fax: (212) 622-8358) and Macquarie Capital (USA) Inc., 125 West 55th Street, 22nd Floor, New York, New York 10019, Attention: Equity Capital Markets (phone: (212) 231-0440; fax: (212) 231-1717), with a copy to Macquarie Capital Legal Department; if sent to the Company, shall be mailed or delivered to the Company at SunEdison, Inc., 13736 Riverport Dr., Maryland Heights, Missouri 63043, Attention: General Counsel (fax: (314) 279-5158).

All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; and one business day after being timely delivered to a next-day air courier.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

Section 14. Successors. This Agreement shall inure to the benefit of and be binding upon the Underwriters, the Company and their respective successors and legal representatives , and nothing expressed or mentioned in this Agreement is intended or shall be construed to give any other person any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provisions herein contained; this Agreement and all conditions and provisions hereof being intended to be and being for the sole and exclusive benefit of such persons and for the benefit of no other person except that (i) the indemnities of the Company contained in Section 9 of this Agreement shall also be for the benefit of the directors, officers, employees, Affiliates and agents of each Underwriter and any person or persons who control the Underwriters within the meaning of Section 15 of the Act or Section 20 of the Exchange Act and (ii) the indemnities of the Underwriters contained in Section 9 of this Agreement shall also be for the benefit of the directors of the Company, its officers and any person or persons who control the Company within the meaning of Section 15 of the Act or Section 20 of the Exchange Act. No purchaser of Shares from the Underwriters will be deemed a successor because of such purchase.

Section 15. APPLICABLE LAW. THE VALIDITY AND INTERPRETATION OF THIS AGREEMENT, AND THE TERMS AND CONDITIONS SET FORTH HEREIN SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WHOLLY THEREIN, WITHOUT GIVING EFFECT TO ANY PROVISIONS THEREOF RELATING TO CONFLICTS OF LAW.

Section 16. No Advisory or Fiduciary Responsibility. The Company acknowledges and agrees that (i) the purchase and sale of the Shares pursuant to this Agreement is an arm’s-length commercial transaction between the Company, on the one hand, and the Underwriters, on the other, (ii) in connection therewith and with the process leading to such transaction each Underwriter is acting solely as a principal and not the agent or fiduciary of the Company, (iii) no Underwriter has assumed an advisory or fiduciary responsibility in favor of the Company with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Company on other matters) or any other obligation to the Company except the obligations expressly set forth in this Agreement and (iv) the Company has consulted its own legal and financial advisors to the extent it deemed appropriate. The Company agrees that it will not claim that any Underwriter has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company, in connection with such transaction or the process leading thereto.

Section 17. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

If the foregoing correctly sets forth our understanding, please indicate your acceptance thereof in the space provided below for that purpose, whereupon this letter shall constitute a binding agreement between the Company and the Underwriters.

Very truly yours,

SUNEDISON, INC.

By:	/s/ Brian Wuebbels
	Name:	Brian Wuebbels
	Title:	EVP, CAO & CFO

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

GOLDMAN, SACHS & CO.

By:	/s/ Adam Greene
	Name:	Adam Greene
	Title:	Vice President

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

By:	/s/ Sumit Mukherjee
	Name:	Sumit Mukherjee
	Title:	Managing Director

DEUTSCHE BANK SECURITIES INC.

By:	/s/ Andrew Clark
	Name:	Andrew Clark
	Title:	Director

By:	/s/ John Reed
	Name:	John Reed
	Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Usman Khan
	Name:	Usman Khan
	Title:	Executive Director

J.P. MORGAN SECURITIES LLC

By:	/s/ Carly Grabowski
	Name:	Carly Grabowski
	Title:	Vice President

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Nick Butcher
	Name:	Nick Butcher
	Title:	Senior Managing Director

By:	/s/ Michael Boas
	Name:	Michael Boas
	Title:	Associate Director

As Representatives of the several Underwriters listed on Schedule 1 hereto.

SCHEDULE 1

Underwriter	Number of Shares to be Purchased

Goldman, Sachs & Co.	138,890
Merrill Lynch, Pierce, Fenner & Smith Incorporated	129,606
Deutsche Bank Securities Inc.	129,606
Morgan Stanley & Co. LLC	129,606
J.P. Morgan Securities LLC	53,021
Macquarie Capital (USA) Inc.	53,021
MCS Capital Markets LLC	16,250
Total	650,000

ANNEX A

General Use Free Writing Prospectuses

1.	Pricing Term Sheet, dated August 18, 2015

Filed pursuant to Rule 433

Issuer Free Writing Prospectus dated August 18, 2015

Supplementing the Preliminary Prospectus Supplement dated August 18, 2015

Registration Statement No. 333-191053

SunEdison, Inc.

Pricing Term Sheet

Offering of

6.75% Series A Perpetual Convertible Preferred Stock

(the “offering”)

August 18, 2015

This pricing term sheet relates only to the offering and should be read together with the preliminary prospectus supplement dated August 18, 2015 relating to the offering (the “preliminary prospectus supplement”), the accompanying prospectus dated September 9, 2013 and the documents incorporated and deemed to be incorporated by reference therein. Certain terms used in this pricing term sheet that are not defined herein have the meanings given to such terms in the preliminary prospectus supplement. As used in this section, the terms “SunEdison,” “us,” “we,” or “our” refer to SunEdison, Inc. and not any of its subsidiaries.

Issuer:	SunEdison, Inc. (the “Company”)

Trade date:	August 18, 2015

Expected settlement date:	August 21, 2015

Title of securities:	6.75% Series A Perpetual Convertible Preferred Stock, par value $0.01 per share, of the Company (the “perpetual convertible preferred stock”).

Size of the offering:	650,000 shares

Public offering price:	$1,000.00 per share of perpetual convertible preferred stock

Underwriting discount:	$36.00 per share of perpetual convertible preferred stock

Use of proceeds:	We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us for this offering, will be approximately $626.1 million. We expect to use the net proceeds of this offering for general corporate purposes, which we expect to include funding working capital and growth initiatives. See “Use of Proceeds” in the preliminary prospectus supplement.

Liquidation preference:	$1,000.00 per share of perpetual convertible preferred stock

Dividends:

6.75% of the liquidation preference per share of our perpetual convertible preferred stock per year. Dividends will accumulate from August 21, 2015.

The expected dividend payable on the first dividend payment date is $18.75 per share. Each subsequent dividend is expected to be $16.875 per share. See “Description of Perpetual Convertible Preferred Stock—Dividends” in the preliminary prospectus supplement. Dividends are payable in cash or in shares of the Company’s common stock, as described in the preliminary prospectus supplement.

Dividend record dates:	February 15, May 15, August 15 or November 15, as the case may be, immediately preceding the relevant dividend payment date

Dividend payment dates:	March 1, June 1, September 1 and December 1 of each year, commencing on December 1, 2015.

Initial price:	$14.68, which is the closing price of our common stock on The New York Stock Exchange on August 17, 2015.

Conversion rate:	56.7666 shares of common stock for each share of perpetual convertible preferred stock (equivalent to an initial conversion price of approximately $17.62 per share of common stock). This conversion rate is subject to certain anti-dilution and other adjustments.

Conversion premium:	Approximately 20% above the initial price.

Conversion at the option of the holder:	Other than during a fundamental change conversion period, at any time, holders may elect to convert their shares of perpetual convertible preferred stock, in whole or in part, at the then-applicable conversion rate as described under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder” in the preliminary prospectus supplement.

Company conversion option:	The Company may not cause the perpetual convertible preferred stock to be converted at our option prior to September 6, 2020. On or after September 6, 2020, the Company may cause all or any portion of the perpetual convertible preferred stock to be converted, at the Company’s option, at the applicable conversion rate subject to certain conditions described under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Company” in the preliminary prospectus supplement.

Conversion at the option of the holder upon a fundamental change:

If a fundamental change occurs at any time, holders of the perpetual convertible preferred stock will have the right to convert their shares of perpetual convertible preferred stock, in whole or in part, into shares of common stock at the fundamental change conversion rate during the period beginning on, and including, the effective date of such fundamental change and ending on, and including, the date that is 40 scheduled trading days after such effective date. The fundamental change conversion rate will be determined as described under “Description of Perpetual Convertible Preferred Stock—Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount—General” in the preliminary prospectus supplement.

The following table sets forth the number of fundamental change additional shares per share of perpetual convertible preferred stock for each stock price and effective date set forth below:

	Stock Price
Effective date	$14.68	$15.00	$15.50	$16.00	$17.62	$20.00	$22.90	$25.00	$30.00	$40.00	$50.00	$60.00
August 21, 2015	11.3532	10.1455	10.1455	10.1455	8.7867	7.2175	5.8071	5.0069	3.6153	1.9186	0.9233	0.2799
September 1, 2016	11.3532	9.8344	9.3739	8.9423	7.7148	6.2575	4.9710	4.2437	2.9973	1.5336	0.6706	0.1100
September 1, 2017	11.3532	9.6802	8.9916	8.3460	6.5101	5.1605	4.0020	3.3511	2.2652	1.0601	0.3556	0.0000
September 1, 2018	11.3532	9.5034	8.5533	7.6625	5.1294	3.8667	2.8375	2.2684	1.3737	0.4657	0.0000	0.0000
September 1, 2019	11.3532	9.2889	8.0214	6.8331	3.4537	2.2308	1.3365	0.8583	0.2052	0.0000	0.0000	0.0000
September 1, 2020 and thereafter	11.3532	9.0372	7.3972	5.8596	1.4871	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock price and effective dates may not be set forth in the table, in which case:

•	if the stock price is between two stock prices on the table or the effective date is between two effective dates on the table, the fundamental change additional shares will be determined by straight-line interpolation between the fundamental change additional shares set forth for the higher and lower stock prices and the earlier and later effective dates, as applicable, based on a 365-day year;

•	if the stock price is in excess of $60.00 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change additional shares will be zero shares;

•	if the stock price is less than $14.68 per share (subject to adjustment in the same manner as the column headings of the table above), then the fundamental change additional shares will be zero shares; and

•	if the effective date is on or after September 1, 2020, the fundamental change additional shares will be determined by reference to the last row of the table above.

Notwithstanding anything in the certificate of designations to the contrary, we may not increase the number of shares equal to the then-applicable conversion rate plus the fundamental change additional shares to a number of shares greater than 68.1198 shares per $1,000 liquidation preference of perpetual convertible preferred stock pursuant to the events described in this “Conversion at the Option of the Holder upon Fundamental Change; Accumulated Dividend Amount” section of the preliminary prospectus supplement, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “Description of Perpetual Convertible Preferred Stock—Anti-dilution Adjustments” in the preliminary prospectus supplement.

No listing:	We do not intend to apply to list our perpetual convertible preferred stock on any securities exchange or any automated dealer quotation system.

CUSIP / ISIN:	86732Y 208 / US86732Y2081

Joint book-running managers:	Goldman, Sachs & Co. Merrill Lynch, Pierce, Fenner & Smith Incorporated Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC J.P. Morgan Securities LLC Macquarie Capital (USA) Inc.

Co-manager:	MCS Capital Markets LLC

KKR Credit Advisors (US) LLC (on behalf of itself and certain of its managed funds, accounts and affiliates), an affiliate of MCS Capital Markets LLC, is acquiring approximately 150,000 shares of perpetual convertible preferred stock in this offering. Such shares will be sold exclusively to Underwriters other than MCS Capital Markets LLC.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectus in that registration statement and each of the related prospectus supplements and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the bookrunners participating in the perpetual convertible preferred stock offering can arrange to send you the prospectus and related prospectus supplement if you request them by contacting: Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, facsimile: 212-902-9316, e-mail: prospectus-ny@ny.email.gs.com; BofA Merrill Lynch, Attn: Prospectus Department, 222 Broadway, New York, NY 10038, e-mail: dg.prospectus_requests@baml.com;

Deutsche Bank Securities Inc., Attn: Prospectus Group, 60 Wall Street, New York, NY 10005-2836, telephone: (800) 503-4611, e-mail: prospectus.cpdg@db.com; Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014, telephone: (866) 718-1649, e-mail: prospectus@morganstanley.com; J.P. Morgan, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717; or Macquarie Capital, Attn: Prospectus Department, 125 West 55th St, 22nd Floor, New York, NY, 10019, telephone: (212) 231-0440, e-mail: us.prospectus@macquarie.com.

ANNEX B

LOCK-UP AGREEMENT

August     , 2015

SunEdison, Inc.

Goldman, Sachs & Co.

Merrill Lynch, Pierce, Fenner & Smith

                     Incorporated

Deutsche Bank Securities Inc.

Morgan Stanley & Co. LLC

J.P. Morgan Securities LLC

Macquarie Capital (USA) Inc.

As Representatives of the

Several Underwriters

c/o Goldman, Sachs & Co.

200 West Street

New York, New York 10282

c/o Merrill Lynch, Pierce, Fenner & Smith

                            Incorporated

One Bryant Park

New York, New York 10036

c/o Deutsche Bank Securities Inc.

60 Wall Street, 4th Floor

New York, New York 10005

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o Macquarie Capital (USA) Inc.

125 West 55th Street

New York, New York 10019

Ladies and Gentlemen:

The undersigned understands that Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, J.P. Morgan Securities LLC and Macquarie Capital (USA) Inc., as representatives (the “Representatives”) of the several underwriters (the “Underwriters”), propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with SunEdison, Inc. (the “Company”), providing for the public offering (the “Offering”) by the several Underwriters of shares of perpetual convertible preferred stock of the Company (collectively, the “Securities”).

To induce the Underwriters that may participate in the Offering to continue their efforts in connection with the Offering, the undersigned agrees that, without the prior written consent of the Representatives, the undersigned will not, directly or indirectly, offer, sell, pledge, contract to sell (including any short sale), grant any option to purchase or otherwise dispose of any shares of common stock, par value $.01 (the “Common Stock”), of the Company (including, without limitation, shares of Common Stock of the Company which may be deemed to be beneficially owned by the undersigned currently or hereafter in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”), shares of Common Stock which may be issued upon exercise of a stock option or warrant and any other security convertible into or exchangeable for Common Stock) or enter into any Hedging Transaction (as defined below) relating to the Common Stock (each of the foregoing referred to as a “Disposition”) during the period commencing on the date hereof and continuing until, and including, the date that is 45 days after the date of the final prospectus supplement relating to the Offering (the “Lock-Up Period”). The foregoing restriction is expressly intended to preclude the undersigned from engaging in any Hedging Transaction or other transaction which is designed to or reasonably expected to lead to or result in a Disposition during the Lock-Up Period even if the securities would be disposed of by someone other than the undersigned. “Hedging Transaction” means any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

Notwithstanding the foregoing, the undersigned may transfer any or all of the shares of Common Stock or other Company securities (including securities convertible into or exercisable or exchangeable for shares of Common Stock) (i) by gift, will or intestacy, (ii) to an immediate family member or a trust formed for the benefit of an immediate family member, (iii) if the undersigned is a trust, to a trustor or beneficiary of the trust, (iv) in a distribution to partners, members or shareholders of the undersigned, (v) acquired in open market transactions after the completion of the Offering, (vi) to any corporation, partnership, limited liability company or other entity all of the beneficial ownership interests of which are held by the undersigned or the immediate family of the undersigned in a transaction not involving a disposition for value, (vii) pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of the Common Stock involving a change of control of the Company (including voting in favor of any such transaction or taking any other action in connection with such transaction), provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Common Stock owned by the undersigned shall remain subject to the restrictions contained in this Lock-Up Agreement;

provided, however, it shall be a condition to any transfer permitted under clause (i), (ii), (iii), (iv) or (vi) that the transferee execute an agreement stating that the transferee is receiving and holding the securities subject to the provisions of this Lock-Up Agreement; provided further that, for clause (i), (ii), (iii), (iv) or (vi), the transfer does not trigger any filing or reporting requirement or obligation or result in any other voluntary or mandatory public disclosure, including but not limited to Form 4 of Section 16 of the Securities Exchange Act of 1934, as amended. For purposes of this paragraph, “immediate family member” means any relationship by blood, marriage, domestic partnership or adoption, not more remote than a first cousin.

In addition, the restrictions set forth in this Lock-Up Agreement shall not prohibit or restrict the undersigned from (i) establishing a trading plan meeting the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provided that no sales of Common Stock shall occur under such plan and no public disclosure of any such action shall be required or shall be made voluntarily by any person prior to the expiration of the 45-day period referred to above, or (ii) exercising an option to purchase shares of Common Stock granted under any stock-based compensation plan of the Company, provided that the underlying shares of Common Stock shall continue to be subject to the restrictions on transfer set forth in this Lock-Up Agreement.

The undersigned agrees that the Company is authorized to cause the transfer agent for the Company to note stop transfer instructions on the transfer books and records of the Company with respect to any shares of Common Stock or other Company securities for which the undersigned is the record or beneficial holder.

In addition, the undersigned hereby waives any and all notice requirements and rights with respect to registration of securities pursuant to any agreement, understanding or otherwise setting forth the terms of any security of the Company held by the undersigned, including any registration rights agreement to which the undersigned and the Company may be party; provided that such waiver shall apply only to the proposed Offering, and any other action taken by the Company in connection with the proposed Offering.

The undersigned hereby agrees that, to the extent that the terms of this Lock-Up Agreement conflict with or are in any way inconsistent with any registration rights agreement to which the undersigned and the Company may be a party, this Lock-Up Agreement supersedes such registration rights agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Notwithstanding anything herein to the contrary, if (i) the closing of the Offering has not occurred prior to August 31, 2015, (ii) the Underwriting Agreement (other than the provisions thereof which survive termination) is terminated prior to payment for and delivery of the Securities to be sold thereunder or (iii) the Representatives notify the Company, or the Company notifies the Representatives, in writing, prior to the execution of the Underwriting Agreement, that it has determined not to proceed with the Offering, this agreement shall be of no further force or effect as of such time.

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